EXHIBIT 99.1

PRIME GROUP REALTY TRUST
DECLARES SERIES “B” PREFERRED
AND COMMON DIVIDENDS

Chicago, IL. May 2, 2008 – Prime Group Realty Trust (NYSE:PGEPRB; the “Company”) announced today that the Company’s Board of Trustees declared and set apart for payment a quarterly dividend on its Series “B” Preferred Shares of $0.5625 per share for the second quarter of 2008 dividend period. The quarterly dividend has a record date of July 10, 2008 and a payment date of July 31, 2008.

In addition, the Board declared a distribution to the holders of the 26,488,389 common limited partnership interests in the Company’s operating partnership and the 236,483 common shares of the Company, in an amount of $0.561275 per unit/share and having a record date of May 2, 2008 and a payment date of May 2, 2008.

With respect to the payment of the dividends referred to above, there can be no assurance as to the timing and amounts of any future dividends, and the payment of these dividends at this time should not be construed to convey any degree of certainty with respect to future dividend payments. Management and the Company’s Board of Trustees review the Company’s cash position and the Company’s requirements for cash reserves each quarter prior to making any decision with respect to paying dividends.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns extended-stay hotel properties. It leases and manages approximately 3.5 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300